Exhibit 2.1

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of May 7, 2010 (this “Agreement”) by and among TouchIT Technologies, an Istanbul, Turkey corporation (“TouchIT Tech”), the stockholders of TouchIT Tech as set forth on Schedule I hereto (the “TouchIT Tech Shareholders”), TouchIT Education, an Istanbul, Turkey corporation (“TouchIT Ed”), the stockholders of TouchIT ed as set forth on Schedule II hereto (the “TouchIT Ed Shareholders”), Hotel Management Systems, Inc., a Nevada corporation (“HMSM”), and a majority of the stockholders of HMSM set forth on Schedule III hereto (the “HMSM Controlling Stockholders”).

For purposes of this Agreement, TouchIT Ed and TouchIT Tech shall herein be referred to as “TouchIT”, unless specifically described otherwise.

WHEREAS, the TouchIT Tech Shareholders own 100% of the issued and outstanding ordinary shares of TouchIT Tech (such shares being hereinafter referred to as the “TouchIT Tech Shares”); and

WHEREAS, the TouchIT Ed Shareholders own 100% of the issued and outstanding ordinary shares of TouchIT Ed (such shares being hereinafter referred to as the “TouchIT Ed Shares” and together with the TouchIT Tech Shares, the “TouchIT Shares”); and

WHEREAS, (i) the TouchIT Ed Shareholders and TouchIT Ed believe it is in their respective best interests for the TouchIT Ed Shareholders to exchange 46,800 shares of TouchIT Ed Shares for 14,425,026 newly-issued shares as set forth on Schedule IV hereto of common stock, $0.001 par value per share, and the TouchIT Tech Shareholders and TouchIT Tech believe it is in their respective best interests for the TouchIT Tech Shareholders to exchange the 110,000 shares of TouchIT Tech Shares for 33,904,974 newly-issued shares as set forth on Schedule IV hereto (the 48,330,000 shares being issued in exchange for the TouchIT Shares shall be referred to as the “Exchange Shares” or the “HMSM Shares”), which, at the time of this Agreement, prior to any financing, shall constitute 78.9% of the issued and outstanding shares of HMSM Common Stock immediately after the closing of the transactions contemplated herein, and (ii) HMSM believes it is in its best interest and the best interest of its stockholders to acquire the TouchIT Tech Shares and TouchIT Ed Shares in exchange for the HMSM Common Stock, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF TOUCHIT SHARES FOR HMSM SHARES

Section 1.1Agreement to Exchange TouchIT Tech and TouchIT Ed Shares for HMSM Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the TouchIT Tech Shareholders and TouchIT Ed Shareholders shall assign, transfer, convey and deliver the TouchIT Shares to HMSM.  In consideration and exchange for the TouchIT Shares, HMSM shall issue, transfer, convey and deliver the Exchange Shares to the TouchIT Shareholders free and clear of any liens, encumbrance, equity or adverse claim, all of which upon the issuance thereof in accordance herewith, shall be fully paid and non-assessable in accordance with Schedule IV, attached hereto.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Directors of HMSM at Closing Date. On the Closing Date, John Baumbauer, the current CEO and sole director of HMSM shall resign from the board of directors of HMSM (the “HMSM Board”) and Ronald Murphy, Andrew Brabin and Recep Tanisman’s appointment to the HMSM Board shall become effective.

Section 1.4Officers of HMSM at Closing Date. On the Closing Date, John Baumbauer shall resign from each officer position held at HMSM and immediately thereafter, the HMSM Board shall appoint Ronald Murphy to serve as President, Worldwide Sales; Andrew Brabin to serve as Chief Operating Officer; and Recep Tanisman to serve as General Counsel.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HMSM AND THE HMSM CONTROLLING STOCKHOLDER

HMSM and the HMSM Controlling Stockholder, jointly and severally represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1Corporate Organization

a. HMSM is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, financing, operations, properties, assets, condition or results of operation of HMSM. “Material Adverse Effect” means, when used with respect to HMSM, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of HMSM, or materially impair the ability of HMSM to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

b. Copies of the certificate of incorporation and by-laws of HMSM with all amendments thereto, as of the date hereof (the “HMSM Charter Documents”), have been furnished to the TouchIT Shareholders and to TouchIT, and such copies are accurate and complete as of the date hereof. The minute books of HMSM are current as required by law, contain the minutes of all meetings of the HMSM Board and stockholders of HMSM from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the HMSM Board and stockholders of TouchIT. HMSM is not in violation of any of the provisions of the HMSM Charter Documents.

Section 2.2 Capitalization of HMSM.

a. The authorized capital stock of HMSM consists of shares authorized as Common Stock and Preferred Stock, of which 60,200,000 common shares are issued and outstanding, immediately prior to this Share Exchange.  There are no preferred shares issued and outstanding.

b. All of the issued and outstanding shares of Common Stock of HMSM immediately prior to this Share Exchange are set forth on the attached Schedule 2.2(b), and all shares of Common Stock of HMSM when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. As of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of HMSM’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to HMSM or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of HMSM’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which HMSM is a party or by which it is bound with respect to any equity security of any class of HMSM. HMSM is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of HMSM.  The issuance of all of the shares of HMSM described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of HMSM has any right to rescind or bring any other claim against HMSM for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

c. There are no outstanding contractual obligations (contingent or otherwise) of HMSM to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, HMSM or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. HMSM does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. HMSM has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by HMSM and the consummation by HMSM of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of HMSM, and no other corporate proceedings on the part of HMSM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of HMSM and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. HMSM does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the HMSM Shares.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by HMSM or the HMSM Controlling Shareholder, nor the consummation by HMSM or the HMSM Controlling Shareholder of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the HMSM Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which HMSM is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which HMSM is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of HMSM’s assets, including without limitation the HMSM Shares.

Section 2.6 Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission”), HMSM is not a party to or bound by any contracts, including, but not limited to, any:

a. employment, advisory or consulting contract;

b. plan providing for employee benefits of any nature, including any severance payments;

c. lease with respect to any property or equipment;

d. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

f. agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the HMSM Shares or the securities to be issued pursuant to the Subscription Agreement dated of even date herewith.

HMSM has provided to TouchIT and the TouchIT Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “HMSM Contracts”).  The Company shall satisfy all liabilities due under the HMSM Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.

Section 2.7 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of HMSM or the HMSM Controlling Stockholder, currently threatened against HMSM, the HMSM Controlling Stockholder or any of its affiliates, that may affect the validity of this Agreement or the right of HMSM to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of HMSM or the HMSM Controlling Stockholder, currently threatened against HMSM, the HMSM Controlling Stockholder or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against HMSM, the HMSM Controlling Stockholder or any of its affiliates. Neither HMSM, the HMSM Controlling Stockholder nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by HMSM, the HMSM Controlling Stockholder or any of its affiliates relating to HMSM or the HMSM Controlling Stockholder currently pending or which HMSM, the HMSM Controlling Stockholder or any of its affiliates intends to initiate.

Section 2.8 Compliance with Laws. HMSM has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9 Financial Statements; SEC Filings.

a. HMSM’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of HMSM as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. HMSM has no material liabilities (contingent or otherwise). HMSM is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. HMSM maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

b. HMSM has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of HMSM in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of HMSM’s Common Stock, it being acknowledged that none of HMSM’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.10 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, HMSM Board minutes and financial and other records of whatsoever kind of HMSM have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of HMSM. HMSM maintains a system of internal accounting controls sufficient, in the judgment of HMSM, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11Employee Benefit Plans. HMSM does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12 Tax Returns, Payments and Elections. HMSM has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and HMSM has timely paid all Taxes due and adequate provisions have been and are reflected in HMSM’s Financial Statements for all current taxes and other charges to which HMSM is subject and which are not currently due and payable. None of HMSM’s federal income tax returns have been audited by the Internal Revenue Service. HMSM has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the HMSM for any period, nor of any basis for any such assessment, adjustment or contingency. HMSM has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.13 No Debt Obligations. Upon the Closing Date, HMSM will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. HMSM is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.14 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to HMSM or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.15 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by HMSM to arise, between HMSM and any accountants and/or lawyers formerly or presently engaged by HMSM. HMSM is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Disclosure. This Agreement, the attached schedules and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of HMSM in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17 Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended January 31, 2010, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) HMSM has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) HMSM has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) HMSM has not made any loan, advance or capital contribution to or investment in any person or entity; (E) HMSM has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) HMSM has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, HMSM has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18 No Integrated Offering. HMSM does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, HMSM has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.19 Employees.

a. HMSM has no employees.

b. Other than John Baumbauer, HMSM does not have any officers or directors. No director or officer of HMSM is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of her duties as a director or officer of HMSM or (b) the ability of HMSM to conduct its business.

Section 2.20 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to HMSM or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by HMSM but which has not been so publicly announced or disclosed. HMSM has not provided to TouchIT, or the TouchIT Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by HMSM but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

Section 2.21 Disclosure. This Agreement, the schedules and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of HMSM or the HMSM Controlling Stockholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

 Section 2.22 No Assets or Real Property. Except as set forth on the most recent Financial Statements, HMSM does not have any assets of any kind.  HMSM does not own or lease any real property.

Section 2.23 Interested Party Transactions.  Except as disclosed on documents filed with the Commission, no officer, director or shareholder of HMSM or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by HMSM, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish HMSM any goods or services; or (b) a beneficial interest in any contract or agreement to which HMSM is a party or by which it may be bound or affected.

Section 2.24 Intellectual Property. Except as in documents filed with the Commission, HMSM does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TOUCHIT

TouchIT represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to TouchIT, are true and complete as of the date hereof.

Section 3.1  Incorporation. TouchIT Tech and TouchIT Ed are companies duly incorporated, validly existing, and in good standing under the laws of Turkey and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of TouchIT Tech’s or TouchIT Ed’s Articles of Organization or bylaws.  TouchIT Tech and TouchIT Ed have taken all actions required by law, its Articles of Organization or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  TouchIT Tech and TouchIT Ed have full power, authority, and legal capacity and have taken all action required by law, its Articles of Organization or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2  Capitalization.  TouchIT Tech has 110,000 shares of common stock issued and outstanding and TouchIT Ed has 46,800 shares of its common stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3  Subsidiaries and Predecessor Corporations .  Neither TouchIT Tech nor TouchIT Ed has any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.4  Financial Statements.

TouchIT has kept all books and records since inception and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of TouchIT.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, TouchIT had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of TouchIT, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

TouchIT has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and TouchIT has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of TouchIT are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of TouchIT’s assets are reflected on its financial statements, and TouchIT has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5  Information.  The information concerning TouchIT set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6  Absence of Certain Changes or Events .  Since January 31, 2010, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of TouchIT; and (b) TouchIT has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Section 3.7  Litigation and Proceedings . There are no actions, suits, proceedings, or investigations pending or, to the knowledge of TouchIT after reasonable investigation, threatened by or against  TouchIT or affecting TouchIT or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  TouchIT does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8  No Conflict With Other Instruments .  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which TouchIT is a party or to which any of its assets, properties or operations are subject.

Section 3.9  Compliance With Laws and Regulations .  To the best of its knowledge, TouchIT has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of TouchIT or except to the extent that noncompliance would not result in the occurrence of any material liability for TouchIT.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10  Approval of Agreement .  The Board of Directors of TouchIT has authorized the execution and delivery of this Agreement by TouchIT and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation .  This Agreement and all agreements and other documents executed by TouchIT in connection herewith constitute the valid and binding obligation of TouchIT, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12  Notification to Turkish Government .  TouchIT will provide the proper notice to the Turkish government to give effect to the change in TouchIT’s capital structure within six (6) months of the date of the closing of the Share Exchange Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TOUCHIT SHAREHOLDERS

The TouchIT Shareholders hereby represents and warrants to HMSM:

Section 4.1 Authority. The TouchIT Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the TouchIT Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the TouchIT Shareholders is a party, and to perform the TouchIT Shareholders’ obligations under this Agreement to which the TouchIT Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the TouchIT Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the TouchIT Shareholders, this Agreement is duly authorized, executed and delivered by the TouchIT Shareholders and constitutes the legal, valid and binding obligation of the TouchIT Shareholders, enforceable against the TouchIT Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the TouchIT Shareholders of this Agreement to which the TouchIT Shareholders is a party nor the consummation or performance by the TouchIT Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of the TouchIT Shareholders (if the TouchIT Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the TouchIT Shareholders is a party or by which the properties or assets of the TouchIT Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the TouchIT Shareholders, or any of the properties or assets of the TouchIT Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the TouchIT Shareholders that involves the TouchIT Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of TouchIT and, to the knowledge of the TouchIT Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The TouchIT Shareholders understands and agrees that the HMSM Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the HMSM Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. The TouchIT Shareholders hereby agrees with HMSM as follows:

a. Securities Act Legend Accredited Investors. The certificates evidencing the Exchange Shares issued to the TouchIT Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

b. Other Legends. The certificates representing such HMSM Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

c. Opinion. The TouchIT Shareholders shall not transfer any or all of the Exchange Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Exchange Shares, without first providing HMSM with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the HMSM) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Shares. The TouchIT Shareholders are the record and beneficial owners of the TouchIT Shares. The TouchIT Shareholders are not the record or beneficial owner of any other shares of TouchIT. The TouchIT Shareholders have and shall transfer at the Closing, good and marketable title to the TouchIT Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7Pre-emptive Rights. At Closing, no TouchIT Shareholders have any pre-emptive rights or any other rights to acquire any shares of TouchIT that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF TOUCHIT
AND THE TOUCHIT SHAREHOLDERS

The obligations of TouchIT and the TouchIT Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by TouchIT and the TouchIT Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of HMSM. All representations and warranties made by HMSM in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. HMSM shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of HMSM shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. TouchIT shall have received such certificates, instruments and documents in confirmation of the representations and warranties of HMSM, HMSM’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the TouchIT Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. HMSM must have caused the following documents to be delivered to TouchIT and the TouchIT Shareholders:

a. share certificates evidencing the HMSM Shares registered in the name of the TouchIT Shareholders;

b. a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the HMSM Charter Documents, (B) the resolutions of the HMSM Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of HMSM signing this Agreement to which HMSM is a party;

c. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.8;

d. a Certificate of Good Standing of HMSM, dated as of a date not more than five business days prior to the Closing Date;

e. this Agreement is duly executed;

f. the resignation of John Baumbauer as officer of HMSM as of the Closing Date;

g. the resignation of John Baumbauer as director of HMSM on the Closing Date;

h. the amendment of the Articles of Incorporation to change its name to TouchIT Technologies, Inc.; and

i. such other documents as TouchIT may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of HMSM, (B) evidencing the performance of, or compliance by HMSM with any covenant or obligation required to be performed or complied with by HMSM, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7  Cancellation of Shares.  The 47,300,000 shares of HMSM Common Stock owned by John Baumbauer shall be irrevocably cancelled immediately following the issuance of the shares of Common Stock to the TouchIT Shareholders.  Evidence of such cancellation shall be delivered to TouchIT.

Section 5.8 Change of Fiscal Year.  The fiscal year of HMSM shall be changed from April 30 to December 31.

Section 5.9  Delivery of Legal Opinion.  HMSM shall cause its legal counsel to deliver a legal opinion reasonably acceptable to TouchIT.

Section 5.10  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to HMSM.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF HMSM

The obligations of HMSM to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by HMSM in its sole discretion:

Section 6.1 Representations and Warranties of TouchIT and the TouchIT Shareholders. All representations and warranties made by TouchIT and the TouchIT Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. TouchIT and the TouchIT Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of TouchIT shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Closing Documents. HMSM shall have received such certificates, instruments and documents in confirmation of the representations and warranties of TouchIT and the TouchIT Shareholders, the performance of TouchIT and the TouchIT Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as HMSM or its counsel may reasonably request.

Section 6.6 Documents. TouchIT and the TouchIT Shareholders must deliver to HMSM at the Closing:

a. share certificates evidencing the number of TouchIT Shares, along with executed share transfer forms transferring such TouchIT Shares to HMSM;

b. this Agreement to which the TouchIT and the TouchIT Shareholders is a party, duly executed;

c. such other documents as HMSM may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the TouchIT and the TouchIT Shareholders, (B) evidencing the performance of, or compliance by TouchIT and the TouchIT Shareholders with, any covenant or obligation required to be performed or complied with by TouchIT and the TouchIT Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the TouchIT Shares, or any other stock, voting, equity, or ownership interest in, TouchIT, or (b) is entitled to all or any portion of the HMSM Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 SEC Documents. From and after the Closing Date, in the event the SEC notifies HMSM of its intent to review any Public Report filed prior to the Closing Date or HMSM receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, HMSM shall promptly notify the HMSM Controlling Stockholders and the HMSM Controlling Stockholders shall reasonably cooperate with HMSM in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire eighteen (18) months from the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2 Indemnification.

a. Indemnification Obligations in favor of the Controlling Stockholders of HMSM. From and after the Closing Date until the expiration of the Survival Period, TouchIT shall reimburse and hold harmless the HMSM Controlling Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “HMSM Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any HMSM Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any HMSM Indemnified Party, which arises or results from a third-party claim brought against a HMSM Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of TouchIT. All claims of HMSM pursuant to this Section 8.2 shall be brought by the HMSM Controlling Stockholders on behalf of HMSM and those Persons who were stockholders of HMSM Company immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from TouchIT.   No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

b. Indemnification in favor of TouchIT and the TouchIT Shareholders. From and after the Closing Date until the expiration of the Survival Period, the HMSM Controlling Stockholders will, severally and not jointly, indemnify and hold harmless TouchIT, the TouchIT Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “TouchIT Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by HMSM or the HMSM Controlling Stockholders in this Agreement, and in any certificate delivered by HMSM or the HMSM Controlling Stockholders pursuant to this Agreement, (ii) any breach by HMSM or the HMSM Controlling Stockholders of any covenant, obligation or other agreement made by HMSM or the HMSM Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by HMSM or the HMSM Controlling Stockholders. In no event shall any such indemnification payments exceed $1,625,000 in the aggregate from all HMSM Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

If to TouchIT or the TouchIT Shareholders, to:
TouchIT Technologies
Attn: Andi Brabin

Ataturk Bulvari Ali Riza Efendi cd.
A 4 Blok No. 4
Trakya Serbest Bolge
Istanbul, Turkey
Telephone No.: +90 212 786 6304

With a copy to (which copy shall not constitute notice):
Anslow & Jaclin, LLP
Attn: Eric M. Stein, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

and

Burns & Levinson, LLP
Attn: P. Andy Henderson, Jr., Esq.
125 Summer Street
Boston, Massachusetts 02110

If to HMSM or the HMSM Controlling Stockholders, to:
Attn: John Baumbauer
440 Waterwheel Falls Drive
Henderson, Nevada 89015

With a copy to (which copy shall not constitute notice):
Cane Clark, LLP
Attn: Kyleen Cane
3273 E. Warm Springs Road
Las Vegas, Nevada 89120

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America (or, in the case of the TouchIT Shareholders or TouchIT, in the British Virgin Islands or the United States of America) and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Nevada, and/or the United States District Court for Nevada, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOTEL MANAGEMENT SYSTEMS , INC.

By:
Name: John Baumbauer
Title: Chief Executive Officer

TOUCHIT TECHNOLOGIES

By:
Name: Andi Brabin
Title: Company Officer

TOUCHIT EDUCATION

By:
Name: Andi Brabin
Title: Company Officer

HMSM’S CONTROLLING STOCKHOLDERS

By:
John Baumbauer, individually

[SIGNATURE PAGE OF TOUCHIT SHARHOLDERS
TO SHARE EXCHANGE AGREEMENT]

TOUCHIT TECHNOLOGIES SHAREHOLDERS

By:
Andrew Brabin

By:
Recep Tanisman

By:
Ronald Murphy

By:
Ali Tanisman

TOUCHIT EDUCATION SHAREHOLDERS

By:
Andrew Brabin

By:
Ali Tanisman

Schedule I – Shareholders of TouchIT Technologies

TouchIT Technology Shareholder	# of Shares Owned
Andrew Brabin	37,400 shares
Ali Tanisman	3,300 shares
Recep Tanisman	33,000 shares
Ronald Murphy	36,300 shares
TOTAL SHARES	110,000 shares

Schedule II – Shareholders of TouchIT Education

TouchIT Education Shareholder	# of Shares Owned
Andrew Brabin	35,100 shares
Ali Tanisman	11,700 shares
TOTAL SHARES	46,800 shares

Schedule III – Majority Shareholders of HMSM

HMSM Shareholder	# of Shares Owned
John Baumbauer	43,700,000 shares
TOTAL SHARES	43,700,000 shares

Schedule IV – Exchange Shares Issued to TouchIT Shareholders

TouchIT Shareholder	# of HMSM Exchange Shares Issued
Andrew Brabin	16,110,000 shares
Ali Tanisman	0 shares
Recep Tanisman	16,110,000 shares
Ronald Murphy	16,110,000 shares
TOTAL SHARES	48,330,000 shares